Exhibit 10.5

Amended and Re-Stated Loan Agreement

Australian Future Energy Pty Ltd and Synthesis Energy Systems, Inc

Provision of Short Term Interim Funding

The purpose of this Amended and Re-Stated Loan Agreement (“Agreement”) is to amend and re-state the Loan Agreement that was entered into between Australian Future Energy Pty Ltd and Synthesis Energy Systems, Inc, on or about 25 October 2019 (“the Original Agreement”).

Effective from the date of signing this Agreement, the Original Agreement is terminated and no longer in force or effect.

#	Section	Detail

1	Borrower	Australian Future Energy Pty Ltd (“AFE”) Level 19 10 Eagle Street Brisbane Qld 4000

2	Lender	Synthesis Energy Systems, Inc (“SES”) 1 Riverway Houston Texas 77056 United States of America

3	Background and Purpose

On 10 October 2019, SES announced that it had signed a definitive Merger Agreement, whereby AFE, a private company incorporated in Brisbane, Australia in 2014, will merge with a wholly owned subsidiary of SES. As a result of the transaction, AFE will become a wholly owned subsidiary of SES. SES currently holds approximately 35% of the issued capital of AFE.

In connection with the execution of the Merger Agreement;

a)    On or about October 10, 2019, SES issued $US 2,000,000 of 11% senior secured debentures to certain accredited investors, along with warrants to purchase $4,000,000 of shares of SES’s common stock, and shall receive the proceeds of $2,000,000, less legal and escrow agent fees of approximately $34,000, pursuant to the Merger Debentures schedule. An amount of $US 1,000,000 has been received as of the date hereof.

b)    On or about February 12, 2020, SES shall issue $US 450,000 of 11% senior secured debentures to certain accredited investors, along with warrants to purchase $US 900,000 of shares of SES’s common stock and expects to receive the proceeds of $US 450,000 within 5 - 7 business days thereof.

The merger debentures associated with the October 2019 issuance and February 2020 issuance are intended to assist SES and AFE in financing their respective business through the closing of the merger.

Both AFE and SES expect the merger to close by no later than 11 May 2020 and anticipate that this will occur around end April 2020.

4	Purpose of Loan

To be used by AFE according to the budget and forecast that has been agreed between the parties, and shall not deviate from the Budget by more than 25% on any line item and not exceed 10% in aggregate in any month without mutual written agreement of both AFE’s and SES’ CEO.

Commercially reasonable efforts shall be made by both AFE and SES to minimize expenses and to manage payments to close the proposed Merger transactions.

In the event that the proposed Merger transaction does not successfully complete, SES and AFE will work co-operatively together to review those costs incurred individually by either of SES or AFE that may have been of benefit to the other party, and to reasonably discuss and agree a method for the sharing of payment of such costs. SES and AFE agree that this will be likely to predominantly relate to Australian legal costs of King Wood Mallesons.

5	Loan Amount	$US 565,000 in two instalments as described below in Item 6.

6	Funding Date

Loan Amount to be provided in following Instalments to AFE’s normal cash operating account, with Westpac Banking Corporation, within 2 business days of the milestone dates as outlined below:

1.    $US 350,000 (“Initial Loan Amount”) - Previously provided on or around 25 October 2019,

2.    $US 100,000 upon closing and receipt of funds of not less than US $390,000 related to February 2020 senior secured debentures, and

3.    $US 115,000 upon mail-out of the proxy statement and related documents to the SES Shareholders in connection with the Merger and receipt of US $500K funds from the second closing of the October 2019, senior secured debentures – expected on or around 31 March 2020 -

Account details :

Account Name : Australian Future Energy Pty Ltd

Bank : Westpac Banking Corporation

Customer ID Number : 8414 9681

BSB Number : 034-001

Account Number : 346 367

7	Term and Effectiveness

The Agreement, once signed by both SES and AFE shall be immediately effective as to Instalment 1 and as to Instalment 2 and 3 shall be effective upon i) receipt by SES of all bondholder consents related to the February 2020 secured debentures and ii) receipt by SES of funds not less than $US 390,000 associated with the February 2020 secured debentures.

The Loan Amount shall be due in full on the date that is 3 calendar months following the vote of the shareholders of SES in relation to the proposed Reverse Merger transaction, whichever is the later.

For the avoidance of doubt, the Loan Amount plus Interest remains payable in full by AFE to Lender until such time as the Repayment Amount is paid in full to Lender.

8	Security

In the event that the Reverse Merger transaction outlined in Section 3 above does not successfully complete, the Loan Amount will continue to accrue interest until the Loan Amount is repaid in full.

AFE acknowledges and understands that should the Loan Amount not be repaid by the Sunset Date (as defined in Section 11 below) it will be in default of this agreement.

The Parties shall undertake their commercially reasonable efforts to achieve a mutually agreeable settlement should AFE foresee that the Loan Amount cannot be repaid by the Sunset Date.

The Lender’s right to collect shall be in accordance with prevailing law.

9	Interest

Interest will be charged on the Loan Amount on a simple interest basis, at the rate of 11.0% per annum, payable in full on the Repayment Date, in conjunction with repayment of the Loan Amount.

Should the Loan Amount not be paid in full by the Sunset Date the interest rate shall increase to the Default Interest rate of 18%.

10	Repayment Amount	Loan Amount plus Interest and Default Interest, if any.

11	Repayment Date

The earlier of 5 days after completion of the Reverse Merger transaction as outlined in Section 3 or the date that is 3 calendar months following the vote of the shareholders of SES in relation to the proposed Reverse Merger transaction.

Upon successful completion of the Reverse Merger transaction the Loan Amount may be repaid in cash or converted to a shareholder loan from the SES parent company to AFE.

In the event that the Reverse Merger transaction outlined in Section 3 above does not successfully complete, the Loan Amount will continue to accrue Interest and Default Interest until the Loan Amount is repaid in full.

Final Sunset Date for repayment is the date that is 3 calendar months following the vote of the shareholders of SES in relation to the proposed Reverse Merger transaction, whichever is the later.

12	Notices

AFE :

Mr Kerry Parker

Chief Executive Officer

Australian Future Energy Pty Ltd

Level 10

10 Market Street

Brisbane Qld 4000

Email : k.parker@ausfutureenergy.com.au

Lender Name :

Mr Robert Rigdon

President and Chief Executive Officer

Synthesis Energy Systems

1 Riverway

Houston Texas 77056

United States of America

Email : robert.rigdon@synthesisenergy.com

13	Governing Law	This agreement will be governed by the laws of Queensland, Australia as may apply from time to time.

14	Binding agreement	AFE and SES agree that this agreement is legally binding.

Executed As An Agreement :

Australian Future Energy Pty Ltd

ABN 56 168 160 067

Level 19

10 Eagle Street

Brisbane Qld 4000

Edek Choros	Kerry Parker
Director	Company Secretary
Date __________________	Date __________________

Synthesis Energy Systems, Inc

1 Riverway

Suite 1700

Houston Texas 77056

United States of America

Robert W. Rigdon
President and Chief Executive Officer
Synthesis Energy Systems, Inc
Date __________________